SIFCO Industries, Inc. Announces Third Quarter
Fiscal 2013 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE MKT: SIF) today announced financial results for its third quarter fiscal 2013, which ended June 30, 2013.

Third quarter

•	Net sales from continuing operations in the third quarter of fiscal 2013 increased 11.0% to $30.3 million, compared with $27.3 million in the comparable period of fiscal 2012.

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Income from continuing operations in the third quarter of fiscal 2013 was $2.6 million, or $0.47 per diluted share, compared with $2.1 million, or $0.40 per diluted share, in the comparable period in fiscal 2012.

•	Net income in the third quarter of fiscal 2013 was $2.5 million, or $0.46 per diluted share, compared with $2.4 million, or $0.46 per diluted share, in the comparable period in fiscal 2012.

•	EBITDA in the third quarter of fiscal 2013 was $5.2 million, or 17.2% of net sales, compared with $4.7 million, or 17.2% of net sales, in the comparable fiscal 2012 period.

•	Adjusted EBITDA in the second quarter of fiscal 2013 was $5.2 million, or 17.1% of net sales, compared with $5.1 million, or 18.5% of net sales, in the comparable fiscal 2012 period.

First nine months

•	Net sales from continuing operations in the nine months ended June 30, 2013 increased 7.8% to $88.6 million, compared with $82.1 million in the comparable period of fiscal 2012.

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Income from continuing operations in the first nine months of fiscal 2013 was $4.9 million, or $0.92 per diluted share, compared with $4.4 million, or $0.82 per diluted share, in the comparable fiscal 2012 period.

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Net income for the first nine months of fiscal 2013 was $7.3 million, or $1.36 per diluted share, compared with net income of $5.4 million, or $1.00 per diluted share, for the comparable fiscal 2012 period.

•	EBITDA in the first nine months of fiscal 2013 was $11.8 million, or 13.3% of net sales, compared with $11.5 million, or 13.9% of net sales, in the comparable period in fiscal 2012.

•	Adjusted EBITDA in the first nine months of fiscal 2013 was $12.3 million, or 13.9% of net sales, compared with $13.3 million, or 16.1% of net sales, in the comparable period in fiscal 2012.

CEO Michael S. Lipscomb stated, "The Forged Components Group continues to improve every aspect of its operational and financial performance. Our across the board move into more commercial business and our subsequent addition of General Aluminum Forgings should help to sustain this trend."

The results for fiscal 2012 include the results of Quality Aluminum Forge, which was acquired in October 2011.

Forward-Looking Language

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-Q for the quarter ended June 30, 2013 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production and sale of a variety of metalworking processes, services and products produced primarily to the specific design requirements of its customers. The processes and services include both conventional and precision forging, heat-treating, coating, welding, and machining. The products include both conventional and precision forged components, machined forged parts and other machined metal components, and remanufactured component parts for aerospace turbine engines. The Company's operations are conducted in two business segments: (1) Forged Components Group, and (2) Turbine Components Services and Repair Group.

Third Quarter Ended June 30, 2013
(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Net sales	$30,284	$27,278	$88,578	$82,147
Cost of goods sold	22,757	20,991	69,653	65,275
Gross margin	7,527	6,287	18,925	16,872
Selling, general and administrative expenses	3,371	2,661	10,433	8,342
Amortization of intangible assets	492	709	1,544	2,186
Loss (gain) on disposal of operating assets	33	—	(89)	—
Operating income	3,631	2,917	7,037	6,344
Interest income	(4)	(8)	(18)	(16)
Interest expense	76	124	261	352
Foreign currency exchange (gain) loss, net	7	(19)	7	(22)
Other income, net	(108)	(113)	(294)	(347)
Income from continuing operations before income tax provision	3,660	2,933	7,081	6,377
Income tax provision	1,103	831	2,134	1,990
Income from continuing operations	2,557	2,102	4,947	4,387
Income (loss) from discontinued operations, net of tax	(79)	339	2,381	964
Net income	$2,478	$2,441	$7,328	$5,351
Income per share from continuing operations
Basic	$0.47	$0.40	$0.92	0.83
Diluted	$0.47	$0.40	0.92	0.82
Income (loss) per share from discontinued operations, net of tax
Basic	$(0.01)	$0.06	$0.44	0.18
Diluted	$(0.01)	$0.06	$0.44	0.18
Net income per share
Basic	$0.46	$0.46	$1.36	1.01
Diluted	$0.46	$0.46	$1.36	1.00
Weighted-average number of common shares (basic)	5,374	5,328	5,359	5,311
Weighted-average number of common shares (diluted)	5,402	5,353	5,399	5,343

Supplemental Information - Reconciliation of EBITDA and Adjusted EBITDA

Dollars in thousands	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net income	$2,478	$2,441	$7,328	$5,351
Less: Income (loss) from discontinued operations, net of tax	(79)	339	2,381	964
Income from continuing operations	2,557	2,102	4,947	4,387
Adjustments:
Depreciation and amortization expense	1,479	1,637	4,465	4,741
Interest expense, net	72	116	243	336
Income tax provision	1,103	831	2,134	1,990
EBITDA	5,211	4,686	11,789	11,454
Adjustments:
Foreign currency exchange (gain) loss, net (1)	7	(19)	7	(22)
Other income, net (2)	(108)	(113)	(294)	(347)
Loss (gain) on disposal of operating assets (3)	33	—	(89)	—
Inventory purchase accounting adjustments (4)	—	(4)	—	436
Non-recurring severance expense (5)	—	—	658	—
Equity compensation expense (6)	148	255	515	822
Pension settlement expense (7)	191	—	382	—
Acquisition transaction-related expenses (8)	84	36	100	279
LIFO expense (income) (9)	(380)	214	(787)	643
Adjusted EBITDA	$5,186	$5,055	$12,281	$13,265

(1)	Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.

(2)	Represents miscellaneous non-operating income or expense, primarily rental income from our Irish subsidiary.

(3)	Represents the difference between the proceeds from the sale of operating equipment and the carrying value shown on the Company’s books.

(4)	Represents accounting adjustments to value inventory at fair market value associated with the acquisition of a business that was charged to cost of goods sold when the inventory was sold.

(5)	Represents severance expense related to the departure of an executive officer.

(6)	Represents the equity-based compensation expense recognized by the Company under its 2007 Long-term Incentive Plan.

(7)	Represents expense incurred by a defined benefit pension plan related to settlement of pension obligations.

(8)	Represents transaction-related costs such as legal, financial, tax due diligence expenses, valuation services costs, and executive travel that are required to be expensed as incurred.

(9)	Represents the increase (decrease) in the reserve for inventories for which cost is determined using the last in, first out (“LIFO”) method.

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Contacts

SIFCO Industries, Inc.
Catherine M. Kramer, 216-881-8600
www.sifco.com